Press Release

Compaq Computer Corporation
Worldwide Public Relations
20555 SH 249 MC110515
Houston, TX 77070-2698

Telephone 281-514-0484
Facsimilie 281-514-0641
Compaq.PR@Compaq.Com

Contact:         Arch Currid
                      Compaq Computer Corporation
                      281-514-0484
                      compaq.pr@compaq.com

Compaq Expects to Meet Second Quarter
Earnings Consensus

Announces Further Structural Cost Reduction Program

         HOUSTON, July 10, 2001 – Compaq Computer Corporation (NYSE: CPQ), a leading global provider of enterprise technology and solutions, today reported that based upon preliminary financial data, it expects earnings on an operational basis for its second quarter ended June 30, 2001, to be $0.04 per diluted common share, consistent with current analyst expectations.

         Revenue for the second quarter will be approximately $8.4 billion, down nine percent sequentially primarily due to worsening economic conditions in Europe.

         “I am pleased with our progress in these tough market conditions. We continued to improve customer satisfaction and to win new accounts. At the same time, we reduced quarterly operating expenses to their lowest level in three years and dramatically reduced inventory levels across the entire supply chain. We are committed to taking aggressive actions during this period of slow demand to make permanent improvements in our business model,” said Michael Capellas, chairman and chief executive officer. “It is now clear that the economic slowdown is spreading overseas, and we will therefore move more swiftly and go even deeper in our structural cost reduction programs.”

         The company also announced that it is taking an additional restructuring charge of approximately $490 million in the second quarter, primarily related to the reduction of approximately 4,000 positions and related asset impairments. Reductions will be primarily from the Access segment, supply chain and administrative functions, both in the United States and internationally. For the year, the company now plans approximately 8,500 reductions through severance. On an annualized basis, associated savings are estimated to be approximately $900 million.

         “We are aggressively executing against the restructuring program we announced in March. To date, we have reduced 3,500 positions and savings are already apparent. However, further actions are required, and we will address these with similar urgency,” said Jeff Clarke, senior vice president finance and administration, and chief financial officer.

         Compaq plans to announce complete second quarter results after the market closes on Wednesday, July 25th.

Company Background

         Compaq Computer Corporation, a Fortune Global 100 company, is a leading global provider of technology and solutions. Compaq designs, develops, manufactures, and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, communication products, and desktop and portable personal computers that are sold in more than 200 countries. Information on Compaq and its products and services is available at www.compaq.com.

         Compaq and the Compaq logo Registered U.S. Patent and Trademark Office. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies. This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to different materially include: market conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays in the implementation of changes in business models. Further information on these factors and other factors that could affect Compaq’s financial results is included in Compaq’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K and the Quarterly Report on Form 10-Q.